Exhibit 99.1

Greg Parker
Investor Relations
210/220-5632 or
Renee Sabel
Media Relations
210/220-5416

FOR IMMEDIATE RELEASE

October 27, 2010

CULLEN/FROST REPORTS SOLID THIRD QUARTER RESULTS

•	Continued strong deposit growth
•	Credit quality continues at manageable levels
•	Capital ratios remain strong

SAN ANTONIO – Cullen/Frost Bankers, Inc. (NYSE: CFR) today reported earnings for the third quarter of 2010 of $55.0 million, an increase of 23.0 percent over the $44.7 million reported for the same period in 2009. On a per-share basis, net income for the quarter was $.90 per diluted common share, compared to the $.75 per diluted common share reported a year earlier.

Return on average assets and return on average equity for the third quarter of 2010 were 1.25 percent and 10.49 percent, respectively, compared to 1.11 percent and 9.70 percent for the same quarter in 2009.

The provision for possible loan losses was $10.1 million, compared to $16.9 million reported a year earlier, while the allowance for possible loan losses as a percentage of loans increased to 1.57 percent from 1.45 percent for the same quarter of 2009.

For the third quarter of 2010, net interest income on a tax-equivalent basis increased 7.4 percent to $155.7 million, compared to the $144.9 million reported for the same quarter of 2009. Average deposits for the quarter were $14.3 billion, an increase of $474 million over the previous quarter, and a rise of $1.5 billion over the $12.8 billion reported for the third quarter of 2009. Average loans for the third quarter of 2010 declined slightly to $8.1 billion, compared to the $8.6 billion reported for the third quarter a year earlier, and were essentially flat compared to the $8.1 billion reported in the second quarter.

“Our company’s third quarter performance reflects that Cullen/Frost continues to operate well in this challenging environment,” said Cullen/Frost CEO Dick Evans. “I was pleased to see good growth in net interest income, as we continue to see the benefits of lower deposit costs and having deployed some of our liquidity into quality investments during the last half of 2009. We continue to grow our customer base and expand relationships, which we believe will fuel our future growth.”

The flight to quality and safety that Cullen/Frost has been experiencing for eight consecutive quarters continues to drive average deposit growth, with deposits up almost $4.0 billion since the third quarter of 2008.

“Customers and prospects are continuing to bring their money to Frost amid this deleveraging environment, and we will be there to help them reinvest and grow their businesses again when confidence returns,” Evans said.

“Although making loans continues to be challenged by an environment in which both businesses and consumers remain cautious and are paying down debt, Cullen/Frost continues to add new relationships and build for the future. We are also maintaining discipline in expense control, even as we continue to invest in our company.”

The new Frost Technology Center, which is now fully operational, will meet the company’s technology infrastructure expansion needs for the foreseeable future. This quarter, the organization moved an older financial center in Fort Worth to a newer facility, and the relocation of one of the Dallas locations should be complete by year-end. The company is also in the midst of a program to renovate a number of older financial centers throughout the state to better serve customers and reflect the Frost brand.

“We continue to believe Texas is positioned to do well coming out of this recession and that the U.S. economy is starting to level off, which is encouraging,” said Evans. “Even with improved economic conditions, charge-offs and the provision for loan losses remain at elevated levels. Our credit quality levels continue to be manageable.

“The Texas markets Frost serves are among the strongest in the nation, and the state’s economy continues to outpace the U.S. by about one percent in job growth. Cullen/Frost has strong capital and money to lend, and we continue to focus on building and expanding relationships.”

“With the two-year anniversary of Cullen/Frost’s turning down TARP bailout funds approaching in a few days, we believe that decision was among the best in our company’s 142-year history,” Evans continued. “Declining the bailout funds freed the organization to focus our attention unabated on building our business. Cullen/Frost has continued to pay dividends throughout the financial crisis, even increasing our dividend each year for the last 16 years.”

“At Cullen/Frost, it is the human capital as much as the financial capital that makes this possible. Our employees have done an incredible job of helping us take advantage of the opportunities this recession has presented, and I appreciate their ongoing efforts to help our company grow,” Evans said.

For the first nine months of 2010, earnings were $155.7 million, up 22.1 percent, compared to $127.5 million reported for the same period of 2009. On a per-share basis, earnings for the year to date were $2.57 per diluted common share, compared to $2.14 per diluted common share for the same period in 2009. Returns on average assets and equity for the first nine months of 2010 were 1.23 percent and 10.42 percent respectively, compared to 1.10 percent and 9.45 percent for the same period a year earlier.

Noted financial data for the third quarter of 2010 follows.

•

Tier 1 and Total Risk-Based Capital Ratios for the Corporation at the end of the third quarter of 2010 were 13.38 percent and 15.46 percent, respectively and are in excess of well capitalized levels. The tangible common equity ratio was 9.15 percent at the end of the third quarter of 2010 compared to 8.70 percent for the same quarter last year.

•

Net-interest income on a taxable equivalent basis for the third quarter of 2010 totaled $155.7 million, an increase of 7.4 percent compared to $144.9 million for the same period a year ago. This increase primarily resulted from an increase in the average volume of earning assets as we are now seeing the benefits of deploying some of our liquidity into quality investments late in the second half of 2009. The net interest margin was 4.04 percent for the third quarter of 2010, compared to 4.12 percent for the third quarter of 2009, and 4.18 percent for the second quarter of 2010. The margin has been pressured in this near zero rate environment although that pressure has been mitigated somewhat by the benefits of quality municipal bond investments made since the last half of 2009.

•	Non-interest income for the third quarter of 2010 totaled $70.4 million, compared to $69.5 million reported for the third quarter of 2009.

Trust fee income was $17.0 million, compared to $16.8 million a year earlier. Most of this increase was related to increases in oil and gas trust management fees and securities lending income. Investment fees, which represent approximately 74 percent of total trust fees, were flat compared to the same quarter a year ago.

Service charges on deposit accounts were $25.0 million, down $1.4 million compared to $26.4 million for the third quarter of 2009. This reduction resulted from a $988 thousand decrease in overdraft/insufficient funds charges on consumer accounts, which was impacted by new overdraft regulations, and a $957 thousand decrease in service charges on commercial accounts. These decreases were partly offset by a $613 thousand increase in point-of-sale income from PIN-based debit card transactions.

Other charges, commissions and fees were $7.7 million for the third quarter of 2010, up $863 thousand from last year’s third quarter of $6.8 million, due primarily to commission income related to the sale of annuities (up $287 thousand) and mutual fund management fees (up $246 thousand). Other non-interest income increased $1.1 million from the third quarter last year due primarily to increases in revenues from Visa checkcard usage (up $671 thousand) and mineral interest income (up $231 thousand).

•

Non-interest expense was $132.6 million for the quarter, up $318 thousand, or flat with the $132.2 million reported a year earlier. Total salaries rose $1.2 million, or 2.0 percent, to $59.7 million, and were impacted by an increase in incentive compensation expense and stock-based compensation expense and were partially offset by lower staff levels. Employee benefits were down $747 thousand, or 5.6 percent, primarily related to decreases in expenses from the Corporation’s retirement plan (down $862 thousand). Net occupancy expense was $12.2 million, an increase of $1.1 million, or 9.8 percent, from the third quarter last year due mainly to increases in expense for the new technology center, in building depreciation, service contracts expense and building maintenance. Furniture and equipment was $12.2 million, which was up $1.0 million, or 9.3 percent from the same quarter last year. This increase occurred due to increases in software amortization expense and equipment rental, also related to the technology center. Other expenses declined $1.9 million, or 6.1 percent, from the third quarter last year. The most significant components of this decrease were the losses from sale/write down of foreclosed assets (down $1.1 million) and armored motor services expense (down $599 thousand).

•

For the third quarter of 2010, the provision for possible loan losses was $10.1 million, compared to net charge-offs of $9.4 million. For the third quarter of 2009, the provision for possible loan losses was $16.9 million, compared to net charge-offs of $16.3 million. The allowance for possible loan losses as a percentage of total loans was 1.57 percent at September 30, 2010, compared to 1.45 percent at the end of the third quarter last year and 1.56 percent at the end of the second quarter of 2010.

Cullen/Frost Bankers, Inc. will host a conference call on Wednesday, October 27, 2010, at 10:00 a.m. Central Time (CT) to discuss the results for the quarter. The media and other interested parties are invited to access the call in a “listen only” mode at 1-800-944-6430. Digital playback of the conference call will be available after 2:00 p.m. CT until midnight Sunday, October 31, 2010 at 800-642-1687 with Conference ID # of 18344509. The call will also be available by webcast at the URL listed below and available for playback after 2:00 p.m. CT. After entering the Web site, www.frostbank.com, go to “About Frost” on the top navigation bar, then click on Investor Relations.

Cullen/Frost Bankers, Inc. (NYSE: CFR) is a financial holding company, headquartered in San Antonio, with assets of $17.7 billion at September 30, 2010. The corporation provides a full range of commercial and consumer banking products, investment and brokerage services, insurance products and investment banking services. Frost operates more than 110 financial centers across Texas in the Austin, Corpus Christi, Dallas, Fort Worth, Houston, Rio Grande Valley and San Antonio regions. Founded in 1868, Frost is the largest Texas-based banking organization that operates only in Texas, with a legacy of helping clients with their financial needs during three centuries.

Forward-Looking Statements and Factors that Could Affect Future Results

Certain statements contained in this Earnings Release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”), notwithstanding that such statements are not specifically identified as such. In addition, certain statements may be contained in the Corporation’s future filings with the SEC, in press releases, and in oral and written statements made by or with the approval of the Corporation that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of plans, objectives and expectations of Cullen/Frost or its management or Board of Directors, including those relating to products or services; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Words such as “believes”, “anticipates”, “expects”, “intends”, “targeted”, “continue”, “remain”, “will”, “should”, “may” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•	Local, regional, national and international economic conditions and the impact they may have on the Corporation and its customers and the Corporation’s assessment of that impact.

•	Volatility and disruption in national and international financial markets.

•	Government intervention in the U.S. financial system.

•	Changes in the level of non-performing assets and charge-offs.

•	Changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements.

•	The effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board.

•	Inflation, interest rate, securities market and monetary fluctuations.

•	Political instability.

•	Acts of God or of war or terrorism.

•	The timely development and acceptance of new products and services and perceived overall value of these products and services by users.

•	Changes in consumer spending, borrowings and savings habits.

•	Changes in the financial performance and/or condition of the Corporation’s borrowers.

•	Technological changes.

•	Acquisitions and integration of acquired businesses.

•	The ability to increase market share and control expenses.

•	Changes in the competitive environment among financial holding companies and other financial service providers.

•	The effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which the Corporation and its subsidiaries must comply.

•

The effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters.

•	Changes in the Corporation’s organization, compensation and benefit plans.

•

The costs and effects of legal and regulatory developments including the resolution of legal proceedings or regulatory or other governmental inquiries and the results of regulatory examinations or reviews.

•	Greater than expected costs or difficulties related to the integration of new products and lines of business.

•	The Corporation’s success at managing the risks involved in the foregoing items.

Forward-looking statements speak only as of the date on which such statements are made. The Corporation undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

Cullen/Frost Bankers, Inc.

CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

(In thousands, except per share amounts)

	2010			2009
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
CONDENSED INCOME STATEMENTS
Net interest income	$142,416	$141,896	$137,584	$138,594	$133,989
Net interest income(1)	155,702	155,054	150,343	150,743	144,915
Provision for possible loan losses	10,100	8,650	13,571	22,250	16,940
Non-interest income:
Trust fees	17,029	17,037	16,963	17,669	16,755
Service charges on deposit accounts	24,980	24,925	24,809	26,017	26,395
Insurance commissions and fees	8,588	7,512	11,138	6,734	8,505
Other charges, commissions and fees	7,708	8,029	6,919	7,804	6,845
Net gain (loss) on securities transactions	—	1	5	(1,309)	—
Other	12,125	12,428	11,559	29,430	10,991

Total non-interest income	70,430	69,932	71,393	86,345	69,491

Non-interest expense:
Salaries and wages	59,743	58,827	60,275	58,736	58,591
Employee benefits	12,698	12,675	14,521	12,756	13,445
Net occupancy	12,197	11,637	11,135	11,523	11,111
Furniture and equipment	12,165	11,662	11,489	12,065	11,133
Deposit insurance	4,661	5,429	5,443	5,126	4,643
Intangible amortization	1,276	1,299	1,333	1,473	1,564
Other	29,812	33,125	30,398	32,537	31,747

Total non-interest expense	132,552	134,654	134,594	134,216	132,234

Income before income taxes	70,194	68,524	60,812	68,473	54,306
Income taxes	15,199	15,624	12,994	16,979	9,607

Net income	$54,995	$52,900	$47,818	$51,494	$44,699

PER SHARE DATA
Net income - basic	$0.90	$0.87	$0.79	$0.86	$0.75
Net income - diluted	0.90	0.87	0.79	0.86	0.75
Cash dividends	0.45	0.45	0.43	0.43	0.43
Book value at end of quarter	34.78	33.65	32.25	31.55	31.80

OUTSTANDING SHARES
Period-end shares	60,836	60,656	60,443	60,038	59,929
Weighted-average shares - basic	60,524	60,365	59,972	59,762	59,537
Dilutive effect of stock compensation	141	199	185	64	91
Weighted-average shares - diluted	60,665	60,564	60,157	59,826	59,628

SELECTED ANNUALIZED RATIOS
Return on average assets	1.25%	1.26%	1.17%	1.25%	1.11%
Return on average equity	10.49	10.67	10.07	10.70	9.70
Net interest income to average earning assets(1)	4.04	4.18	4.19	4.20	4.12

(1)	Taxable-equivalent basis assuming a 35% tax rate.

Cullen/Frost Bankers, Inc.

CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	2010			2009
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
BALANCE SHEET SUMMARY
($ in millions)
Average Balance:
Loans	$8,058	$8,142	$8,271	$8,440	$8,582
Earning assets	15,590	15,071	14,665	14,501	14,121
Total assets	17,470	16,872	16,530	16,335	16,047
Non-interest-bearing demand deposits	5,125	4,906	4,684	4,574	4,343
Interest-bearing deposits	9,166	8,911	8,806	8,644	8,453
Total deposits	14,291	13,817	13,490	13,218	12,796
Shareholders’ equity	2,080	1,989	1,926	1,909	1,829

Period-End Balance:
Loans	$8,053	$8,066	$8,190	$8,368	$8,519
Earning assets	15,852	15,245	14,991	14,437	14,436
Goodwill and intangible assets	543	545	546	547	549
Total assets	17,738	17,060	16,761	16,288	16,158
Total deposits	14,530	13,952	13,734	13,313	12,922
Shareholders’ equity	2,116	2,041	1,949	1,894	1,906
Adjusted shareholders’ equity(1)	1,865	1,826	1,785	1,740	1,709

ASSET QUALITY
($ in thousands)
Allowance for possible loan losses	$126,157	$125,442	$125,369	$125,309	$123,122
as a percentage of period-end loans	1.57%	1.56%	1.53%	1.50%	1.45%

Net charge-offs	$9,385	$8,577	$13,511	$20,063	$16,319
Annualized as a percentage of average loans	0.46%	0.42%	0.66%	0.94%	0.75%

Non-performing assets:
Non-accrual loans	$144,900	$134,524	$144,617	$146,867	$191,754
Foreclosed assets	23,778	24,744	26,936	33,312	29,112

Total	$168,678	$159,268	$171,553	$180,179	$220,866
As a percentage of:
Total loans and foreclosed assets	2.09%	1.97%	2.09%	2.14%	2.58%
Total assets	0.95	0.93	1.02	1.11	1.37

CONSOLIDATED CAPITAL RATIOS
Tier 1 Risk-Based Capital Ratio	13.38%	13.16%	12.70%	11.91%	11.49%
Total Risk-Based Capital Ratio	15.46	15.52	15.05	14.19	13.72
Leverage Ratio	8.67	8.80	8.70	8.50	8.47
Equity to Assets Ratio (period-end)	11.93	11.96	11.63	11.63	11.80
Equity to Assets Ratio (average)	11.90	11.79	11.65	11.69	11.40

(1)	Shareholders’ equity excluding accumulated other comprehensive income (loss).

Cullen/Frost Bankers, Inc.

CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

(In thousands, except per share amounts)

	Nine Months Ended September 30,
	2010	2009
CONDENSED INCOME STATEMENTS

Net interest income	$421,896	$398,085
Net interest income(1)	461,098	426,972
Provision for possible loan losses	32,321	43,142
Non-interest income
Trust fees	51,029	49,599
Service charges on deposit accounts	74,714	76,457
Insurance commissions and fees	27,238	26,362
Other charges, commissions and fees	22,656	19,895
Net gain (loss) on securities transactions	6	49
Other	36,112	34,999

Total non-interest income	211,755	207,361

Non-interest expense
Salaries and wages	178,845	171,907
Employee benefits	39,894	42,468
Net occupancy	34,969	32,665
Furniture and equipment	35,316	32,158
Deposit insurance	15,533	20,686
Intangible amortization	3,908	5,064
Other	93,335	93,074

Total non-interest expense	401,800	398,022

Income before income taxes	199,530	164,282
Income taxes	43,817	36,742

Net income	$155,713	$127,540

PER SHARE DATA
Net income - basic	$2.57	$2.14
Net income - diluted	2.57	2.14
Cash dividends	1.33	1.28
Book value at end of period	34.78	31.80

OUTSTANDING SHARES
Period-end shares	60,836	59,929
Weighted-average shares - basic	60,289	59,353
Dilutive effect of stock compensation	179	69
Weighted-average shares - diluted	60,468	59,422

SELECTED ANNUALIZED RATIOS
Return on average assets	1.23%	1.10%
Return on average equity	10.42	9.45
Net interest income to average earning assets(1)	4.13	4.24

(1)	Taxable-equivalent basis assuming a 35% tax rate.

Cullen/Frost Bankers, Inc.

CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	As of or for the Nine Months Ended September 30,
	2010	2009
BALANCE SHEET SUMMARY
($ in millions)
Average Balance:
Loans	$8,156	$8,724
Earning assets	15,125	13,569
Total assets	16,961	15,488
Non-interest-bearing demand deposits	4,907	4,152
Interest-bearing deposits	8,962	7,999
Total deposits	13,869	12,151
Shareholders’ equity	1,999	1,805

Period-End Balance:
Loans	$8,053	$8,519
Earning assets	15,852	14,436
Goodwill and intangible assets	543	549
Total assets	17,738	16,158
Total deposits	14,530	12,922
Shareholders’ equity	2,116	1,906
Adjusted shareholders’ equity(1)	1,865	1,709

ASSET QUALITY
($ in thousands)
Allowance for possible loan losses	$126,157	$123,122
As a percentage of period-end loans	1.57%	1.45%

Net charge-offs:	$31,473	$30,264
Annualized as a percentage of average loans	0.52%	0.46%

Non-performing assets:
Non-accrual loans	$144,900	$191,754
Foreclosed assets	23,778	29,112

Total	$168,678	$220,866
As a percentage of:
Total loans and foreclosed assets	2.09%	2.58%
Total assets	0.95	1.37

CONSOLIDATED CAPITAL RATIOS
Tier 1 Risk-Based Capital Ratio	13.38%	11.49%
Total Risk-Based Capital Ratio	15.46	13.72
Leverage Ratio	8.67	8.47
Equity to Assets Ratio (period-end)	11.93	11.80
Equity to Assets Ratio (average)	11.78	11.65

(1)	Shareholders’ equity excluding accumulated other comprehensive income (loss).